Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) made and entered into this 21st day of December, 2022 (the “Effective Date”), by and between Fiserv, Inc., a Wisconsin corporation (the “Company”), and Frank Bisignano (“Executive”).

WITNESSETH:

WHEREAS, Executive is currently the Chairman, President and Chief Executive Officer of the Company pursuant to that certain Amended and Restated Employment Agreement, dated as of January 16, 2019, and as amended on May 7, 2020 and on August 10, 2021, by and between the Company and Executive (the “Prior Agreement”);

WHEREAS, Executive and the Company desire to enter into this new Agreement, which will replace and supersede the Prior Agreement in its entirety; and

WHEREAS, the Company wishes to continue to employ Executive, and Executive desires to continue employment, pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Term of Employment.

1.1 Term. Commencing on the Effective Date, the Company agrees to continue to employ Executive, and Executive agrees to accept such continued employment and serve the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of Executive’s employment shall commence on the Effective Date, and end on the fifth (5th) anniversary thereof, subject to earlier termination or further renewal as provided in this Agreement (the “Term of Employment”).

1.2 Renewal and Effect of Non-Renewal. Executive’s Term of Employment shall automatically renew for subsequent one (1) year periods, subject to the terms of this Agreement, unless either party gives written notice ninety (90) days or more prior to the expiration of the then existing Term of Employment of Executive’s or the Company’s decision not to renew. A decision by the Company not to renew other than as a result of Executive’s death or Disability (as defined below), and other than in circumstances which would give rise to a termination for Cause (as defined below), shall be treated as a Termination by the Company without Cause and so governed by Paragraph 5.3.5 below. A decision by Executive not to renew, other than for Good Reason (as defined below), shall be treated as a Voluntary Resignation, and so governed by the provisions of Paragraph 5.3.4 below.

2.	Capacities, Duties and Authority.

2.1 Title and Duties. During the Term of Employment, Executive shall serve as the Company’s President and Chief Executive Officer. Executive shall report directly to the Company’s Board of Directors (the “Board”) and shall have such duties, functions, and responsibilities as contemplated by the Company’s by-laws and as the Board shall designate, provided, that such duties, functions and responsibilities are commensurate with Executive’s positions of President and Chief Executive Officer.

2.2 Obligations. Executive shall serve the Company faithfully, conscientiously, and to the best of Executive’s ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability or during a period of vacation or other approved leave of absence, Executive shall devote substantially all of Executive’s time, attention, knowledge, energy, and skills, during normal working hours, and at such other times as Executive’s duties may reasonably require, to the duties of Executive’s employment; provided, however, that it shall not be a breach of this Agreement for Executive to manage his own private financial investments, to serve on civic or charitable boards, or to continue to serve on corporate boards consistent with this Agreement, the Executive’s other agreements with the Company and the Company’s policies; provided, further, that all such activities do not materially interfere with Executive’s performance of his duties hereunder, cause harm or concern to the Company’s operations, profitability or reputation, or otherwise violate this Agreement.

2.3 Service on Board. As of the Effective Date, Executive is a member of the Board. During the Term of Employment, the Company shall designate and nominate Executive for election by the Company’s shareholders to the Board in accordance with Article IX, Section 2(a) of the Company’s by-laws, as amended from time to time.

2.4 No Limitation on Ability to Perform. Executive represents and warrants that he is not a party to, or otherwise bound by, any agreement, covenant, or other restriction that would in any way conflict with or limit his ability to perform his duties hereunder.

2.5 Reimbursement of Business Expenses. During the Term of Employment, subject to and in accordance with the Company’s policies with regard to such matters applicable to Executive, Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such properly documented business expenses incurred in accordance with the Company’s travel and business expense reimbursement policy applicable to Executive in connection with carrying out the business of the Company.

3.	Compensation.

3.1 Base Salary. Executive shall be paid a base salary at the annual rate of $1,320,000 through December 31, 2022, and at the annual rate of $1,400,000 from and after January 1, 2023, payable semi-monthly and otherwise in accordance with the regular payroll practices of the Company. At least annually, during the Term of Employment, the Talent and Compensation Committee of the Board (the “Committee”) shall consider and appraise relevant external market data and the contributions of Executive to the Company, at such time as the contributions of other senior executives of the Company and adjustments to base compensation are considered or made, and due consideration shall be given to the upward adjustment of Executive’s annual base salary, which evaluation and adjustment to base compensation shall be done at such time as the salaries of the other senior executives of the Company are evaluated; provided no such consideration and appraisal shall occur with respect to the 2023 calendar year. During the Term of Employment, Executive’s base salary shall not be decreased.

3.2 Target Annual Incentive. Each calendar year during the Term of Employment, commencing with 2023, the Board (or the Committee) shall annually award to the Executive an annual cash incentive opportunity with a target payout of at least $2,500,000 (the “Target Annual Incentive”) at the same time and on consistent terms as such annual cash incentives are awarded to other similarly situated senior executive officers of the Company. For the 2022 calendar year, Executive shall remain entitled to the payment of the annual cash incentive opportunity, if earned, as previously communicated to Executive.

3.3 Equity Awards. Executive shall be entitled to receive equity awards under the Company’s Amended and Restated 2007 Omnibus Incentive Plan or any successor plan thereto (the “Plan”) as approved by the Board (or the Committee) from time to time.

3.4 Paid Time Off. Executive shall be entitled to take annual vacation without loss or diminution of compensation consistent with the reasonable needs of the Company’s business and such vacation policies of the Company in effect from time to time, or as may otherwise be established by the Board. Executive shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of the Company for its senior executives, as the Company may amend or terminate such policies from time to time in its sole discretion.

4.	Employee Benefit Programs.

4.1 General Benefits. During the Term of Employment, Executive shall be eligible to participate in and shall have the benefit of all the Company’s group medical, dental, and vision plans and programs, group life and disability insurance plans, the Company’s 401(k) plan, and other employee benefit plans and standard benefits as are or may be generally made available to senior executives of the Company.

4.2 Other Benefits. Executive shall be entitled to receive such executive perquisites, fringe, and other benefits as are provided to senior executives of the Company and their families generally under any of the Company’s plans and programs in effect from time to time and such other benefits as are customarily available to executives of the Company and their families. In addition, Executive shall be provided with the following perquisites: (i) travel on a private aircraft when Executive travels on business on behalf of the Company, (ii) reasonable non-exclusive use of the Company’s private aircraft for personal travel for Executive and his family (any income from which shall be imputed to the Executive at Standard Industry Fare Level rates in accordance with Treasury Regulation Section 1.61-21(g)(5)), (iii) use of a car and driver, and (iv) financial planning.

4.3 No Other Benefit Obligations. Except as otherwise expressly provided in this Agreement, nothing in this Section 4 shall be construed to require the Company to establish, maintain, or continue any compensation or benefit plan, program, or arrangement.

4.4 Company’s Right to Amend or Terminate Benefit Programs. Except as otherwise expressly provided by their terms, such compensation or benefit plans, programs, or arrangements are subject to modification or termination by the Company at any time.

5.	Termination of Employment.

5.1 Termination Events. Executive’s employment shall terminate:

5.1.1 upon the death of the Executive;

5.1.2 upon the Disability (as defined below) of Executive, effective upon the giving of a written Notice of Termination in accordance with Paragraph 5.2 below. The Company shall have the right to terminate Executive under this Paragraph 5.1.2 if and only if, during the Term of Employment, as a result of Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related) which qualifies as a disability under the Company’s long-term disability plan (“Disability”), Executive shall have been absent from Executive’s duties hereunder on a full-time basis for a period of six (6) consecutive months, and, within thirty (30) days after the Company notifies Executive in writing that it intends to terminate Executive’s employment (which notice shall not constitute the Notice of Termination described in Paragraph 5.2), Executive shall not have returned to the performance of Executive’s duties hereunder on a full-time basis;

5.1.3 at the option of the Company, and subject to Executive’s rights to notice and opportunity to cure as set forth in Paragraph 5.2 below, for Cause, effective on a date specified in the Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following:

(a) Executive’s dishonesty or similar serious misconduct directly related to the performance of Executive’s duties and responsibilities hereunder, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company;

(b) Executive’s conviction of a misdemeanor involving moral turpitude or of a felony;

(c) Executive’s drug or alcohol abuse which materially impairs the performance of his duties and responsibilities as set forth herein;

(d) substantial continuing willful and unreasonable inattention to, neglect of, or refusal by Executive to perform Executive’s duties and responsibilities under this Agreement;

(e) Executive’s willful or intentional material violation of a material provision of the Company’s Code of Conduct, as it may be amended from time to time, or other material Company policies in effect from time to time; or

(f) any other willful or intentional material breach or breaches of this Agreement by Executive.

5.1.4 at the option of the Company, for a reason other than death, Disability or Cause, effective upon the giving of a Notice of Termination in accordance with Paragraph 5.2 of this Agreement;

5.1.5 at the option of Executive, and subject to the Company’s rights to notice and opportunity to cure as set forth in Paragraph 5.2(d) below, for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence at any time of any of the following without Executive’s prior written consent:

(a) any breach of this Agreement by the Company, other than an insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by Executive;

(b) any reduction in Executive’s (x) base salary or (y) Target Annual Incentive;

(c) the removal of Executive from his position as the Company’s Chief Executive Officer, except in the event that such removal relates to the termination by the Company of Executive’s employment for Cause or by reason of Disability;

(d) a good faith determination by Executive that there has been a material adverse change, without Executive’s written consent, in Executive’s working conditions or status with the Company, including but not limited to (i) a significant change in the nature or scope of Executive’s authority, powers, functions, duties or responsibilities as contemplated by Section 2, or (ii) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by Executive;

(e) the relocation of Executive’s principal place of employment to a location more than 35 miles from the greater New York, New York metropolitan area; or

(f) the failure by the Company to obtain an agreement from any successor to the Company to assume this Agreement.

5.1.6 at the option of Executive, effective thirty (30) days after the giving of written notice to the Company of the exercise of such option for a reason other than Good Reason as set forth in Paragraph 5.1.5 above (“Voluntary Resignation”).

5.2 Termination Notice and Procedure. Any termination by the Company or Executive shall be communicated by a written notice of termination (“Notice of Termination”) to Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by Executive, all in accordance with the following procedures:

(a) if such termination is for Disability, Cause, or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination. No Notice of Termination for Cause shall be delivered unless the Board has made a good faith determination, after providing Executive with the opportunity to appear before the Board and be heard, that the conduct or acts of Executive specified in the Notice of Termination occurred and constitute Cause (as defined in Paragraph 5.1.3), and such Notice of Termination provides the Executive with an opportunity to cure such conduct or acts as contemplated by Paragraph 5.2(d), below;

(b) any Notice of Termination by the Company shall have been approved, prior to the giving thereof to Executive, by a resolution duly adopted by a majority of the directors of Company (or any successor corporation) then in office excluding Executive;

(c) if the Notice of Termination is given by Executive for Good Reason, Executive may cease performing his duties hereunder, subject to the Company’s opportunity to cure below. If the Notice of Termination is given by the Company for Cause, then Executive may cease performing his duties hereunder, subject to Executive’s opportunity to cure pursuant to Paragraph 5.2(d) below;

(d) if the Notice of Termination is given by the Company for Cause, Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of employment for Cause. If the Notice of Termination is given by Executive for Good Reason, the Company shall have thirty (30) days, or such longer period as Executive may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of employment for Good Reason; and

(e) the recipient of any Notice of Termination shall personally deliver or mail in accordance with Paragraph 8.6 below written notice of any dispute relating to such Notice of Termination to the party giving such Notice of Termination within fifteen (15) days after receipt thereof; provided, however, that if Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty (30) days. After the expiration of such period without a written notice of dispute being provided, the contents of the Notice of Termination shall become final and not subject to dispute.

5.3 Obligations of the Company upon Termination of Employment.

5.3.1 Death. In the event of Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of Executive’s death and his estate and/or beneficiaries, as the case may be, shall receive the following, as soon as practicable (unless otherwise provided herein) following the date of Executive’s death:

(a) (i) all accrued but unpaid base salary for the time period ending with the date of termination; (ii) reimbursement for any and all monies advanced by Executive for the time period ending with the termination date for all expenses reimbursable by the Company under this Agreement; and (iii) notwithstanding any provision of any cash bonus or incentive compensation plan applicable to Executive, but subject to any irrevocable deferral election then in effect, a lump sum amount, in cash, equal to the amount of any bonus or incentive compensation that has been allocated or awarded to Executive for a fiscal year or other measuring period under the plan that ends prior to the date of termination but has not yet been paid (collectively, “Earned Amounts”);

(b) provided Executive has been employed at least through July 1 of the year of death, then notwithstanding any provision of any annual cash incentive compensation plan applicable to Executive, but subject to any irrevocable deferral election then in effect, a lump sum amount, in cash, equal to the amount of any annual cash incentive compensation earned for the year of Executive’s death based on the level of achievement of the performance goal(s) established with respect thereto, multiplied by a fraction, the numerator of which is the number of days of Executive’s employment during such year and the denominator of which is the number of days in such year, which amount shall be paid at the same time as other senior executives of the Company are paid under such plan (such amount, the “Pro-Rated Annual Bonus”);

(c) full vesting of all equity and long-term grants and awards; provided, that all awards with performance goals or metrics for which the performance period has not been completed as of the date of Executive’s death will be deemed achieved at the “target” level (the “Accelerated Equity Vesting”); and

(d) such additional benefits, if any, to which Executive is expressly eligible following the termination of Executive’s employment on account of death, as may be provided by the then-existing plans, programs, and/or arrangements of the Company, including but not limited to the Fiserv, Inc. Executive Severance and Change of Control Policy (as in effect from time to time, the “Severance Policy”).

5.3.2 Disability. If Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by Executive, the Term of Employment shall end as of the date of the termination of Executive’s employment (as provided in Paragraph 5.1.2 of this Agreement) and Executive shall receive the following, as soon as practicable (unless otherwise provided herein) following the date of termination:

(a) Earned Amounts (as defined in Paragraph 5.3.1(a));

(b) Accelerated Equity Vesting (as defined in Paragraph 5.3.1(c));

(c) provided Executive has been employed at least through July 1 of the year of termination, then notwithstanding any provision of any annual cash incentive compensation plan applicable to Executive, the Pro-Rated Annual Bonus; and

(d) such additional benefits, if any, to which Executive is expressly eligible following the termination of Executive’s employment on account of Disability, as may be provided by the then-existing plans, programs, and/or arrangements of the Company, including but not limited to the Severance Policy.

5.3.3 Cause. If the Company terminates Executive’s employment for Cause in accordance with the terms set forth in Paragraph 5.1.3 above, the Term of Employment shall end as of the effective date of termination and Executive shall receive the following, as soon as practicable (unless otherwise provided herein) following Executive’s date of termination:

(a) Earned Amounts (as defined in Paragraph 5.3.1(a)); and

(b) such additional benefits, if any, to which Executive is expressly eligible following the termination of Executive’s employment for Cause, as may be provided by the then-existing plans, programs, and/or arrangements of the Company, including but not limited to the Severance Policy.

5.3.4 Voluntary Resignation. If Executive terminates his employment by Voluntary Resignation, in accordance with the terms set forth in Paragraph 5.1.6 above, the Term of Employment shall end as of the effective date of termination; and Executive shall receive the following, as soon as practicable following Executive’s date of termination:

(a) Earned Amounts (as defined in Paragraph 5.3.1(a));

(b) if such termination occurs on or following April 28, 2023 (“Retirement Eligibility Date”), subject to Executive’s execution of a Separation Agreement and Release of all claims related to Executive’s employment or the termination thereof, in a form substantially similar to that used for similarly situated senior executive officers of the Company, within sixty (60) days following termination (the “Release Requirement”), then:

1. provided Executive has been employed at least through July 1 of the year in which Executive’s termination occurs, the Pro-Rated Annual Bonus (as defined in Paragraph 5.3.1(b)); and

2. with respect to any awards of performance shares, performance share units or incentive awards for which the performance period relates to a period of more than one fiscal year of the Company (collectively, “LTIP Performance Awards”) for which the performance period has been in effect for at least six (6) months as of the date of the Executive’s termination of employment, receipt of the shares or cash due under such award(s) if earned based on the actual level of achievement of the performance goals, as determined at the end of the relevant performance period, specified for such award(s), multiplied by a fraction, the numerator of which is the number of full months of Executive’s employment during the applicable performance period and the denominator of which is the number of full months in such performance period, which shares shall be issued or cash amount paid in accordance with the terms of such awards;

3. with respect to all equity awards other than LTIP Performance Awards, (a) any outstanding stock options shall continue to vest on the date or dates that such awards would have vested absent Executive’s termination of employment, and Executive shall have the right to exercise any outstanding stock options for not less than five (5) years following the date of termination of his employment, but in no event longer than ten (10) years from the date of grant, or if earlier, the latest date the option could have been exercised had Executive remained in employment, and (b) any awards of restricted stock or restricted stock units shall vest in full on the Executive’s termination of employment; provided that Executive must hold, and shall not be permitted to transfer, assign, pledge or encumber the shares issued under this subparagraph (b) (net of any shares withheld or sold to cover applicable withholding taxes) until the date that such awards would have vested absent Executive’s termination of employment, and the Company may enter a stop transfer order or other restrictions with respect to such shares to enforce the holding requirement described herein; and

(c) such additional benefits, if any, to which Executive is expressly eligible following the termination of Executive’s employment by Voluntary Resignation, as may be provided by the then-existing plans, programs, and/or arrangements of the Company, including but not limited to the Severance Policy.

5.3.5 Without Cause or With Good Reason (Non-Change in Control). If Executive’s employment is terminated by the Company (other than for death, Disability, or Cause) in accordance with the terms set forth in Paragraph 5.1.4 above, or is deemed to have been so terminated pursuant to Paragraph 1.2 above, or if Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5.1.5 above, the Term of Employment shall end as of the effective date of termination and Executive shall receive the following as soon as practicable (unless otherwise provided herein) following the Executive’s date of termination:

(a) Earned Amounts (as defined in Paragraph 5.3.1(a));

(b) subject to the Release Requirement:

1. a lump sum cash payment in an amount equal to two (2) times (the “Severance Multiple”) the sum of (x) the Executive’s then current annual base salary (disregarding any reduction thereof, if such reduction was the cause of a termination for Good Reason) and (y) the Target Annual Incentive (the “Termination Payment”);

2. with respect to all equity awards other than LTIP Performance Awards, Accelerated Equity Vesting (as defined in Paragraph 5.3.1(c)), as well as the right to exercise any outstanding stock options for not less than five (5) years following the date of termination of his employment, but in no event longer than ten (10) years from the date of grant, or if earlier, the latest date the option could have been exercised had Executive remained in employment;

3. with respect to LTIP Performance Awards, receipt of the shares or cash due under such award(s) if earned based on the actual level of achievement, as determined at the end of the relevant performance period, of the performance goals specified for such award(s), multiplied by a fraction, the numerator of which is the number of full months of Executive’s employment during the applicable performance period and the denominator of which is the number of full months in such performance period, which shares shall be issued or cash amount paid in accordance with the terms of such awards; and

4. reimbursement of the COBRA or other health insurance premiums paid by the Executive for two (2) years following the date of termination of his employment, or until the Executive obtains health care coverage through subsequent employment, whichever is earlier (the “COBRA Payments”);

5. provided Executive has been employed at least through July 1 of the year of termination, then notwithstanding any provision of any annual cash incentive compensation plan applicable to Executive, the Pro-Rated Annual Bonus; and

(c) such other benefits, if any, to which Executive is expressly eligible following the termination of Executive’s employment by the Company without Cause or by Executive with Good Reason, as may be provided by the then existing plans, programs, and/or arrangements of the Company, including the Severance Policy.

5.3.6 Without Cause or With Good Reason (Change in Control). If Executive’s employment is terminated by the Company (other than for death, Disability, or Cause) in accordance with the terms set forth in Paragraph 5.1.4 above, or is deemed to have been so terminated pursuant to Paragraph 1.2 above, or if Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5.1.5 above, in each case during the two (2)-year period following a change of control (as defined in the Plan), the Term of Employment shall end as of the effective date of termination and Executive shall receive the amounts and benefits described in Paragraph 5.3.5, subject to the Release Requirement, except that the Severance Multiple shall be increased to 2.99 and the LTIP Performance Awards for which the applicable performance period has not been completed as of the date of the Executive’s termination will become vested in full (i.e., not pro-rated based on the number of months of service during the period) as of the date of such termination at the higher of the “target” level or actual achievement, treating the date of termination as if it were the end of the applicable performance period.

5.4 Effect of Payment. Except as expressly provided by Paragraph 5.3, any payment or benefit provided under Paragraph 5.3 hereof shall be in lieu of any other severance, bonus, or other payments, perquisites, or benefits, including any further accruals or vesting thereof, to which Executive might then or, in the future, be eligible pursuant to this Agreement or any statutory or common law claim. In order to preserve the parties’ respective legal rights in the event of a dispute, Executive acknowledges and agrees that in the event the parties dispute whether Executive shall be eligible for a payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is determined by a final judgment of a court of competent jurisdiction or otherwise resolved. The foregoing shall not be deemed to prohibit a court of competent jurisdiction from awarding prejudgment interest under circumstances in which it may deem it appropriate to do so.

5.5 Timing of Payments. Notwithstanding anything herein to the contrary, the Termination Payment shall be paid to Executive in cash equivalent, and any other payment or benefit hereunder that is deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be paid or settled, as applicable, on the first day of the seventh (7th) month following the month in which Executive’s separation from service (within the meaning of Section 409A of the Code) occurs (or, if earlier, the date of

Executive’s death), without interest thereon; provided, that, if on the date of Executive’s separation from service, neither the Company nor any other entity that is considered a “service recipient” with respect to Executive within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise, then the Termination Payment shall be paid to Executive in cash equivalent, and any other payment or benefit hereunder that is deferred compensation (within the meaning of Section 409A of the Code) shall be paid or settled, as applicable, within ten (10) business days after Executive’s separation from service.

With regard to the benefits described in Paragraph 5.3.5(b)(4), following the end of the COBRA continuation period, if such benefits are provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

5.6 Change in Control of the Company.

5.6.1 Application of 280G. Upon a change in control as defined in Code Section 280G, notwithstanding any other provision of this Agreement, if any portion of any payments under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment,” then Executive shall have the option to have the Total Payments to be made to Executive reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed under Section 4999 of the Code. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code. Within forty (40) days following Executive’s termination of employment or notice by one party to the other of its belief that there is a payment or benefit due Executive that will result in an “excess parachute payment” as defined in Section 280G of the Code, Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to Executive (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to this Section 5 and (D) the net after-tax proceeds to the Executive, taking into account the tax imposed under Section 4999 of the Code if (x) the Total Payments were reduced in accordance with the first sentence of this Section 5 or (y) the Total Payments were not so reduced; provided, however, that for purposes of determining whether any Total Payments constitute “excess parachute payments,” the opinion of National Tax Counsel shall take into account all available mitigating circumstances and strategies under Section 280G of the Code and the Treasury Regulations promulgated thereunder, including, without limitation, applying the reduction for ‘reasonable compensation’ as described in Treasury Regulation Section 1.280G-1, Q&A-39, including any applicable reduction for the value of any covenant not to compete applicable to Executive as described in Treasury Regulation Section 1.280G-1, Q&A-40, and applying the valuation methodology for any applicable nonvested payments described in Treasury Regulation Section 1.280G-1, Q&A-24(c).

5.6.2 Definitions. As used herein, the term “Base Period Income” means an amount equal to Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and Executive. The opinion of National Tax Counsel shall be addressed to the Company and Executive and shall be binding upon the Company and Executive. If such National Tax Counsel opinion determines that there would be an excess parachute payment, then, at Executive’s sole discretion, any payment or benefit determined by such counsel to be includable in Total Payments may be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such National Tax Counsel so requests in connection with the opinion required by this Section 5, Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.

5.6.3 Costs. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 5, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

6. Acknowledgements; Confidential Information; Competitive Activities; Non-Solicitation.

6.1 Acknowledgements. Executive acknowledges and agrees as follows:

6.1.1 The Company is in the business of providing financial and payments solutions to merchants, financial institutions and corporate clients in the United States, and throughout the world.

6.1.2 Since the Company and its subsidiaries (collectively and individually referred to in this Section 6 as the “Fiserv Group Companies”) would suffer irreparable harm if Executive left the Company’s employ and solicited the business and/or employees of the Fiserv Group Companies, or otherwise interfered with business relationships of the Fiserv Group Companies, it is reasonable to protect the Fiserv Group Companies against such activities by Executive for a limited period of time after Executive leaves the Company.

6.1.3 The covenants contained in Paragraphs 6.2, 6.3, and 6.4 below are reasonably necessary for the protection of the Fiserv Group Companies and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope, and their effect on Executive and the public. The purpose and effect of the covenants simply are to protect the Fiserv Group Companies for a limited period of time from unfair competition by Executive.

6.2 Confidential Information. For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Fiserv Group Companies, including, without limitation, all trade secrets, know-how and other information generally retained on a confidential basis by the Fiserv Group Companies concerning their designs, products, methods, know-how, techniques, systems, engineering data, software codes and specifications, formulae, processes, inventions and discoveries, business strategies, sales, marketing and business plans, acquisition prospects and targets, capital expenditure forecasts or plans, investor initiatives, incentive plans, targets or MBOs, business assessments or evaluations, HR assessments or plans, litigation strategies, approaches or theories and settlement plans with regard thereto, organization plans, tax strategies, financial models, public financial disclosure discussions, concerns, approaches or related issues, international market assessments and strategies, pricing, product plans and the identities of, and the nature of the Fiserv Group Companies’ dealings with, their suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute “Confidential Information.” Executive acknowledges that he has had and will from time to time have access to and has obtained and will in the future obtain knowledge of certain Confidential Information, and that improper use or disclosure thereof by Executive, during or after the termination of his employment by the Company, could cause serious injury to the business of the Fiserv Group Companies. Accordingly, Executive agrees that, unless otherwise required by law, he will forever keep secret and inviolate all Confidential Information which shall have come or shall hereafter come into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Confidential Information to any other person. If the Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Information, he shall provide the Company with prompt prior written notice of such legal requirement, so that the Fiserv Group Companies may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Paragraph. In any event, Executive may furnish only that portion of the Confidential Information which Executive is advised by legal counsel is required, and he shall exercise his best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information as is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term “Confidential Information” does not include any information which at the time of disclosure or thereafter is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by Executive.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

6.3 Competitive Activities and Non-Solicitation. In addition to the acknowledgments by Executive set forth in Paragraph 6.1 above, Executive acknowledges that the services provided by him for the Company are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Fiserv Group Companies with a competitive advantage. Accordingly, Executive agrees as follows:

6.3.1 Commencing on the Effective Date, and thereafter for a period ending twenty-four (24) months following Executive’s date of termination, Executive shall not, directly or indirectly, on his behalf or on behalf of any other individual, association, or entity, as agent or otherwise:

(a) contact any of the clients of any of the Fiserv Group Companies for whom Executive directly performed any services or had any direct business contact for the purpose of soliciting business or inducing such client to acquire any product or service that at any time during the term of this Agreement is provided or under development by the Fiserv Group Companies from any entity other than the Fiserv Group Companies;

(b) contact any of the clients or prospective clients of any of the Fiserv Group Companies whose identity or other client specific information Executive discovered or gained access to as a result of his access to the Fiserv Group Companies’ Confidential Information for the purpose of soliciting or inducing any of such clients or prospective clients to acquire any product or service that at any time during the term of this Agreement is provided or under development by any of the Fiserv Group Companies from any entity other than the Fiserv Group Companies;

(c) use the Fiserv Group Companies’ Confidential Information to solicit, influence, or encourage any clients or potential clients of any of the Fiserv Group Companies to divert or direct their business to the Executive or any other person, association, or entity by or with whom Executive is employed, associated, engaged as agent, or otherwise affiliated; or

(d) encourage, induce, or entice any employee of any of the Fiserv Group Companies with access to or possession of Confidential Information of the Fiserv Group Companies to leave the employment of the Fiserv Group Companies.

6.3.2 Commencing on the Effective Date, and for a period ending twenty-four (24) months following Executive’s date of termination, without the prior written approval of the Board, Executive shall not participate in the management of, be employed by, or own any business enterprise at a location within the United States that engages in substantial competition with the Company or any of its subsidiaries in the business described in Paragraph 6.1.1 above, where such enterprise’s revenues from any competitive activities amount to ten percent (10%) or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Paragraph shall prohibit Executive from owning stock or other securities of a competitor amounting to less than five percent (5%) of the outstanding capital stock of such competitor; provided, further, that if Executive’s termination is for any reason other than by the Company for Cause, (x) and the Company reasonably believes the Executive is preparing to associate, or has commenced association with a business enterprise that would otherwise be prohibited by this Paragraph 6.3.2, then the Board shall consider such association in good faith and such association shall be deemed to be competitive and prohibited by this Paragraph 6.3.2 only if so unanimously determined by the Board, and (y) at the time of Executive’s date of termination, the Board, after consultation with Executive, will use its commercially reasonable best efforts to conform the definition of competitor to the Company’s then-current business for purposes of this Paragraph 6.3.2, which may, but is not required to, include a list of potential competitors.

6.4 Assignment of Inventions. Executive acknowledges and agrees as follows:

6.4.1 Executive agrees to promptly disclose to the Company any and all discoveries, developments, inventions, products, services, processes, formulas, and improvements thereof (“Inventions”), whether or not patentable, relating to the products, services, or commercial or other endeavors of the Fiserv Group Companies, which Executive may invent, discover, develop, or learn in connection with Executive’s employment. Executive agrees that such inventions are the exclusive and absolute property of the Company and that the Company will be the sole and absolute owner of all intellectual property rights, including patent and any and all other rights in connection therewith. Executive agrees to give all reasonable assistance in the preparation and/or execution of any papers the Company may request to reflect such interest and to secure patent or other protection for such Inventions.

6.4.2 Executive understands that in the course of employment, the Executive may prepare writings, drawings, diagrams, designs, specifications, manuals, instructions and other materials, and computer code and programs (“Works”). Such Works are “works made for hire” under United States copyright law and the Company shall be the owner of Executive’s entire right of authorship in such Works. If such Works are deemed by operation of law not to be “works made for hire,” Executive hereby assigns to the Company the Executive’s entire right of authorship, including copyright ownership, in such Works and agrees to execute any document deemed necessary by the Company in connection therewith.

6.4.3 Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

6.5 Remedies for Breach. In the event of a judicial determination that Executive has breached his obligations under Paragraphs 6.2, 6.3, or 6.4, in addition to any damages or other relief otherwise available to the Fiserv Group Companies, the Executive shall be obligated to reimburse the Company for the Termination Payment and any COBRA Payments made to the Executive. In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of this Section 6.

6.6 Automatic Amendment. For the purposes of this Agreement, the period of restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified.

6.7 Right to Injunction. Executive acknowledges that any violation by him of the provisions of this Section 6 would cause serious and irreparable damage to the Fiserv Group Companies. He further acknowledges that it might not be possible to measure such damage in money. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of this Section, the Fiserv Group Companies may seek, in addition to any other rights or remedies, including money damages or specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting Executive from doing or continuing to do any acts constituting such breach or threatened breach.

6.8 Superseding Provisions. The non-competition, non-solicitation, confidentiality, and intellectual property covenants in this Section 6 entirely supersede and are in lieu of (and, for the avoidance of doubt, are not in addition to) any non-competition, non-solicitation, confidentiality, intellectual property, or similar covenants or restrictions under the Prior Agreement, or any other agreement entered into prior to the Effective Date, in each case that run in favor of the Company and its affiliates and by which Executive is bound (whether or not such other covenants or restrictions purport to survive for a longer period of time or to cover a greater geographic area than the covenants contained herein).

7. Directors and Officers Liability Coverage, Indemnification.

Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Wisconsin, from and against all costs, charges, and expenses (including reasonable attorneys’ fees), and shall, consistent with the laws of the State of Wisconsin, provide for the reimbursement of expenses, incurred or sustained in connection with any action, suit, or proceeding to which Executive or his legal representatives may be made a party by reason of Executive’s being or having been a director, officer, or employee of the Company or any of its affiliates or employee benefit plans. Such reimbursement shall be made promptly (but in no event later than the end of the calendar year following the year in which the expense was incurred) following Executive’s written request to the Company for reimbursement. The provisions of this Section 7 shall not be deemed exclusive of any other rights to which Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise. The provisions of this Section 7 shall survive the termination of this Agreement for any reason.

8. Miscellaneous.

8.1 Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin without reference to principles of conflict of laws. Any legal suit, action, or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of Wisconsin, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action, or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action, or proceeding.

8.2 Entire Agreement. This Agreement shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between Executive and the Company or any predecessor thereof, with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by Executive and the Company. On the Effective Date, the Prior Agreement shall terminate and be of no further effect.

8.3 Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, to the extent that any Treasury regulations, guidance, or changes to Section 409A of the Code after the date of this Agreement would result in Executive becoming subject to interest and additional tax under Section 409A of the Code, the Company and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

8.4 Withholding. The Company shall be eligible to deduct and withhold from all compensation payable to Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation, or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction. In addition, if prior to the date of payment of the Termination Payment or other deferred compensation payments or benefits hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company may provide for an immediate payment of the amount needed to pay Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and Executive’s Termination Payment shall be reduced accordingly.

8.5 Headings. Section headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

8.6 Notices. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Paragraph 5.2 of this Agreement, shall be deemed given when actually received by Executive or actually received by the Company’s Secretary or any officer of the Company other than Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Fiserv, Inc., Attention: Secretary, 255 Fiserv Drive, Brookfield, Wisconsin 53045, or if to Executive, to the most recent address shown on the records of the Company, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.8 Assignment. This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation, or purchase of substantially all of the assets of the Company or otherwise, provided, that such successor shall assume the Company’s obligations under this Agreement.

8.9 Coordination with Equity Awards. To the extent that the terms of this Agreement conflict with the terms of any agreement governing any equity award granted to Executive, this Agreement shall prevail (unless the operative instrument expressly, with specific reference to this Agreement, states otherwise) and, to the extent that the benefits provided by this Agreement are inconsistent with benefits provided under an equity agreement, Executive shall receive the more favorable benefit.

IN WITNESS WHEREOF, each of the Company and Executive has executed this Agreement to become effective on the Effective Date.

EXECUTIVE		FISERV, INC.

By:	/s/ Frank Bisignano	By:	/s/ Adam L. Rosman
	Frank Bisignano		Name:	Adam L. Rosman
			Title:	Chief Administrative Officer and Chief Legal Officer

[Signature Page to Employment Agreement]